EXHIBIT 99.1 TO FORM 10-Q

MARINE TRANSPORT CORPORATION

PRESS RELEASE


Contact:  Mark Filanowski
                Marine Transport Corporation
                 201-330-0200 EXT. 203

                 William W. Galvin III
                 The Galvin Partnership
                  212-838-5454


                 MARINE TRANSPORT CORPORATION REPURCHASES SHARES


Weehawken, NJ- August 10, 1998- Marine Transport Corporation ("MTC") (Nasdaq:MTLX) announced today the Company has purchased 350,000 (5.6%) of its common stock in a private transaction at $2.0625 per share. As a result of this purchase of shares, MTC now has issued and outstanding 5,892,605 shares of common stock.

Marine Transport Corporation is a U.S.-based supplier of marine transportation services, and owns and/or manages 37 ships, six supply vessels and five chartered-in vessels, making it one of the largest U.S. based fleets of ocean going vessels. MTC's core business is industrial shipping based on long-term alliances, some as long as 50 years, with leading chemical and energy customers. As an operator with International Safety Management (ISM) certification, MTC is able to provide services to support U.S. and international shipping expansion for quality-conscious commercial and U.S. government customers. MTC's Houston-based company, MTL Petrolink, provides crude oil lightering services in the Gulf of Mexico.